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                                                                      EXHIBIT 12


                            PRIME HOSPITALITY CORP.
                          STATEMENT RE: COMPUTATION OF
                     THE RATIO OF EARNINGS TO FIXED CHARGES
                             (S-K SECTION 503 (D))

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                                          PRE-REORGANIZATION                    POST REORGANIZATION
                                       ----------------------   --------------------------------------------------------------------
                                                                                FOR THE
                                       ---------------------------------------------------------------------------------------------
                                                    ONE MONTH   FIVE MONTHS      YEAR          YEAR         YEAR          YEAR
                                        YEAR ENDED    ENDED        ENDED         ENDED         ENDED        ENDED         ENDED
                                         June 30,    July 31,   December 31,  December 31,  December 31,  December 31,  December 31,
                                          1992         1992         1992          1993          1994         1995         1996
                                       -----------  ---------   -----------   ------------  -----------   -----------   -----------
                                                    (Dollars in Thousands)
Computation of earnings:
Pre-tax income (loss) from
  continuing operations ...........    $(70,965)    $(10,274)     $ 2,321        $13,856       $30,430      $29,108      $51,523
Less:
  Interest capitalized ............    $     --           --           --             --           836        2,596        7,545
                                       ========     ========      =======        =======       =======      =======      =======
Total earnings ....................    $(70,965)    $(10,274)     $ 2,321        $13,856       $29,594      $26,512      $43,978
                                       ========     ========      =======        =======       =======      =======      =======
Computation of fixed charges:
  For interest ....................    $  8,245     $    779      $ 7,718        $16,116       $13,993      $21,603      $20,312
  For capitalized interest ........          --           --           --             --           836        2,596        7,545
  For interest on rentals .........       2,540          189          703          1,924         1,826        1,792        2,634
                                       --------     --------      -------        -------       -------      -------      -------
Total fixed charges ...............    $ 10,785     $    968      $ 8,421        $18,040       $16,655      $25,991      $30,491
                                       ========     ========      =======        =======       =======      =======      =======
Total earnings and fixed
  charges .........................    $(60,180)    $ (9,306)     $10,742        $31,896       $46,249      $52,503      $74,469
                                       --------     --------      -------        -------       -------      -------      -------
Ratio .............................          --           --         1.28           1.77          2.78         2.02         2.44
                                       --------     --------      -------        -------       -------      -------      -------

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